INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement") is made and entered on April 7, 2010 by and between Cascade Wind Corp. (“Cascade") and TRD Associates, LLC (“Contractor'') (Cascade and Contractor are collectively referred to as the "Parties").

Recitals

A. Cascade is a leader in the wind energy development industry and designs, engineers, manufactures, distributes and sells wind turbines and towers.

B. Contractor is an independent contractor who has been or will providing consulting or development services to Cascade.

C.  Cascade and Contractor desire to document their independent contractor relationship as set forth below.

Agreement

In consideration of the foregoing recitals, and for other consideration, the receipt and sufficiency of which each hereby acknowledges, the Parties agree as follows:

1.
Engagement of Contractor. Cascade shall engage Contractor to provide consulting and development services for the benefit of Cascade more specifically described in Appendix A to the Agreement (the “Services").

2.	Term of Agreement. The term of this Agreement shall commence upon the date written above and shall continue until terminated as provided in Section 9.

3.	Contractor's Duties.

a) Best Efforts. Contractor shall, in performing the Services, use Contractor's best efforts, and devote such time, human resources, and tools or equipment as are necessary to properly perform and complete the Services.

b) Compliance with Laws and Regulations. Contractor shall take such actions as may be necessary to comply with any and all orders, laws, regulations, and requirements by any country, state, county or municipal authority having jurisdiction. [For sales agreements: Without limiting the foregoing, Contractor specifically agrees not to sell Cascade's products or services in countries or locations on the United States Trade Embargo List, currently including; Balkans, Belarus, Burma, Ivory Coast, Cuba, Democratic Republic of Congo, Iran, Iraq, Former Liberian regime of Charles Taylor, Lebanon, North Korea, Sudan, Syria, and Zimbabwe.]

c) During the performance of the Services, Contractor shall not by word or act make any representation inconsistent with his status as a Contractor of Cascade or constituting, creating, or giving rise to any employment or agency relationship with Cascade.

4.	Contractor's Compensation.

4.1. As compensation for the performance of the Services, Cascade shall pay Contractor according to the schedule in Exhibit B. Contractor shall be paid upon invoice (net 30 days) for the Services.

4.2. Contractor shall be reimbursed at cost for all reasonable travel expenses (including airfare, rental cars, taxis, shuttles, mileage, hotel rooms, meals, etc.), as well as other reasonable expenses necessary to perform the Services (e.g., copy services, FedEx, etc.). Cascade's obligation to reimburse Contractor for expenses will be subject to Cascade's standard expense approval policies and/or processes. Any expenses exceeding $500 must be preapproved by Cascade.

4.3. The compensation set forth in Section 4.1 and 4.2 above constitutes the sole consideration to be provided to Contractor, and no deductions for any purposes, including state or federal taxes, shall be made from such payments. It is further understood that this Agreement does not entitle contractor to coverage under any Cascade welfare, pension, insurance, vacation, disability benefit, or incentive bonus plan of any kind.

5.	Confidentiality/Writings/Ownership.

5.1. Confidentiality. Contractor acknowledges that he will have access to Cascade's confidential and proprietary information and trade secrets, some of which is protected by copyrights and patents, but all of which is valuable and confidential (collectively, the "Confidential Information"). Contractor shall not disclose any Confidential Information regarding Cascade, its operations or personnel, to third parties, whether or not such information was provided to Contractor by Cascade prior to or during the term of this Agreement Confidential Information sha11 include, but not be limited to: (a) customer or trade lists; (b) Confidential Information; (c) proprietary information; (d) trade secrets; ( e) procedures, systems, research, reports, methods or techniques that a person might reasonably expect to be disadvantageous to Cascade if used by or disclosed to any person, :firm, or entity; (f) proposals; (g) inventions; (h) plans, details and specifications; (i) operations manuals and materials; (j) management information systems; (k) products, services, or products or services under development; (l) formulas and engineering; (m) budgets; (n) financial information; in all cases regarding Cascade and its affiliates and their business, properties, or affairs; and (o) any third party proprietary information, which shall include all trade secrets, technical information, proprietary business or financial information, and other data received in confidence by Cascade or its affiliates from third parties, including customers, employees of customers, and others with whom Cascade or its affiliates interact, or have interacted, in the course of their respective businesses. The obligations of this Section 5.1 shall survive the termination or expiration of this Agreement Contractor agrees to not disclose to any other person (unless required by law) or use for personal gain any Confidential Information at any time during or after the Agreement Term, unless Cascade grants express, written consent to such a disclosure. In addition, Contractor will use his best efforts to prevent any such disclosure.

5.2. Writings. Cascade shall own all right, title and interest in any writings or other materials written (including but not limited to electronic data and writings, engineering calculations, plans, details or product specifications), produced, or created by Contractor or under Contractor's supervision (whether alone or with others and whether or not during regular work hours or on Cascade's premises) while providing services to Cascade (the "Writings"), and all copyrights, common law and statutory in the United States and foreign countries, pertaining to such Writings. During the term of this Agreement and while Contractor is providing the Services to Cascade, Contractor will notify Cascade if it creates or has been engaged to create any written materials (including but not limited to electronic data and writings, engineering calculations, plans, details or product specifications) which relate to wind turbines and towers for any other client of Contractor or on Contractor's own behalf, with sufficient detail to allow Cascade to determine if such writings actually constitute Writings under this section. Notwithstanding the foregoing, Contractor will not be required to provide any information that would violate any confidentiality requirements that Contractor has with other clients.

5.3. Assignment of Patents. Improvements and Discoveries. Contractor hereby assigns to Cascade all of Contractor's right, title and interest in any improvement, invention and discovery, whether patentable or not, conceived or reduced to practice by Contractor while performing Services for Cascade (whether or not conceived or reduced to practice during work hours or on Cascade's premises) which relate in any manner to, or which are capable of being used in, the business of Cascade.

5.4. Return of Information. All information and documentation supplied to Contractor pursuant to this Agreement or otherwise shall be and at all times remain the property of Cascade. Contractor acknowledges and agrees that all originals and copies of records, reports, documents, lists, memoranda, notes and other documentation (whether in written form, on disk or in any other media), whether prepared by or on behalf of Cascade or by Contractor, which relate to Cascade's business, contain any Confidential Information, constitute or relate to any Writings, patents, improvements or discoveries, shall be the sole and exclusive property of Cascade and shall be returned to Cascade by Contractor upon the termination of Contractor's Services for any reason whatsoever, or upon the request of Cascade at any time.

6.	Non-Solicitation/Non-Compete.

6.1 Non-Solicitation of Clients. Contractor acknowledges and agrees that solely by reason of his relationship with Cascade, Contractor will come into contact with a significant number of Cascade's customers and prospective customers, and will have access to Confidential Information, including information regarding Cascade's customers, prospective customers and related information. Contractor covenants and agrees during the term of this Agreement and for one year following termination of this Agreement, Contractor and any person or entity controlled by Contractor will not directly or indirectly: (i) solicit or aid in the solicitation of customers of Cascade for the purpose of selling or marketing wind turbine and tower products or services; or (ii) induce customers or prospective customers of Cascade to terminate or cancel any business relationship with Cascade, or not buy products or services from Cascade.

6.2 Non-Solicitation of Employees. Contractor acknowledges and agrees that solely by reason of his relationship with Cascade; Contractor has and will come into contact with and acquire information regarding Cascade's employees. Accordingly, during the term of this Agreement and for a period of one year following termination of this Agreement, Contractor shall not, either on Contractor's own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit or endeavor to cause any employee of Cascade to leave employment with Cascade.

6.3 Non-Compete. Contractor acknowledges and agrees that during the term of this Agreement and for a period of one year following termination of this Agreement, Contractor shall not, directly or indirectly: (a) own (as a proprietor, partner, stockholder or otherwise) an interest in; or (b) participate (as an officer, director, or in any other capacity) in the management, operation, or control of; or (c) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise, which competes, or intends to compete, with Cascade.

7. Contractor's Acknowledgment. Contractor hereby expressly acknowledges and agrees that: (a) the restrictions and obligations set forth and imposed by Sections 5 and 6 will not prevent Contractor from obtaining gainful employment in Contractor's field of expertise or cause Contractor undue hardship; and (b) in view and in consideration of the benefits Contractor will receive from Cascade pursuant to this Agreement, the restrictions and obligations imposed on Contractor under Sections 5 and 6 are reasonable and necessary to protect the legitimate business interests of Cascade. If any provision or subdivision of this Agreement, including, but not limited to, Sections 5 and 6, is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, any such portion shall nevertheless be enforced to the greatest extent such court shall deem reasonable, and, in such event, it is the parties' intention, desire and request that the court reform such portion in order to make it enforceable. In the event of such judicial reformation, the parties agree to be bound by this Agreement as reformed in the same manner and to the same extent as if they had agreed to such reformed agreement in the first instance.

8.	Independent Contractor Status/Contractor Not Employee of Cascade.

a) Contractor shall be an independent contractor for all purposes and shall be entitled only to the compensation provided for in this Agreement. All Services provided in accordance with the terms of this Agreement shall be furnished as an independent contractor and not as an employee of Cascade, and nothing set forth herein shall be constructed as inconsistent with Contractor's independent contractor relationship or status. Although Cascade may specify the objectives or results it desires Contractor's services to achieve, the means and methods utilized by Contractor to obtain such objectives or results shall be under Contractor's exclusive control and shall be in accordance with accepted standards of professional practices. Contractor is solely responsible for his performance under this agreement and the quality of the Services; for obtaining and maintaining all licenses and certifications necessary to carry out this Agreement; fur payment of any fees, taxes, royalties, or other expenses necessary to perform the Services except as otherwise specified in the Agreement; and fur meeting all other requirements of law in carrying out this Agreement. Nothing in this Agreement shall be construed as creating a partnership, employment relationship, or joint venture between Cascade on the one hand, and Contractor.

b) Neither Contractor nor any of his employees, contractors, or agents are employees or agents of Cascade. Contractor shall ensure that none of his employees, contractors, or agents hold themselves out as or claim to be officers, employees, or agents of Cascade. Contractor's employees, contractors, and agents are not entitled to any privilege or benefit that would accrue to an employee of Cascade.

c) Contractor shall comply with all payroll withholding laws and shall timely pay all withholding, social security and unemployment obligations. Contractor shall also comply with all laws applicable to employment including, but not limited to, laws, if any, regarding workers' compensation, fair labor standards, occupational safety and health, equal employment opportunity and immigration.

9.	Termination. The independent contractor relationship may be terminated for the following reasons:

a) Termination by Either party Without Cause. Either party may terminate the independent contractor relationship at any time without cause upon providing thirty (30) days' prior written notice to the other party. In the event of termination under this provision, Contractor will continue to complete existing projects in order for the projects to be returned to Cascade in an orderly fashion.

b) Termination by Cascade. Cascade may terminate the independent contractor relationship immediately without notice at any time in the event of the occurrence of any of the following:

i. Breach of any covenant, term or condition of this Agreement by Contractor which breach continues unremedied for a period of ten (10) days after notice to Contractor of such breach; or

ii. Fraud or dishonesty by Contractor; or

iii. Any act by Contractor that could cause embarrassment to Cascade or could adversely affect Cascade's reputation.

c) Payment on Termination. Contractor is never entitled to any form of compensation for services performed following termination of the independent contractor relationship for any reason. In no event will Cascade ever be obligated to pay Contractor compensation after Contractor is no longer acting as an independent contractor of Cascade. Compensation cannot be earned and is never payable after Contractor's independent contractor relationship with Cascade is terminated.

10. Return of Property. Upon termination of Services, Contractor will promptly return to Cascade all property, including, but not limited to, electronic data and documents, Writings, and other materials belonging to Cascade or developed on Cascade's behalf, without limitation.

11. Continuing Obligations. Notwithstanding the termination of the independent contractor relationship for any reason, the provisions of Sections 5, 6 and 8 of this Agreement will continue in full force and effect following such termination.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, successors and assigns. However, this Agreement is personal to Contractor and Contractor shall not assign this Agreement.

13. Merger. This Agreement embodies the entire agreement between Cascade and Contractor. There are no promises, terms, conditions or obligations other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, and agreements, verbal or written, between Cascade and Contractor. Contractor acknowledges that he has been fully paid by Cascade for any services supplied prior to the date of execution of this Agreement.

14. Indemnification. Contractor shall indemnify and hold Cascade harmless from and against any and all claims, demands, actions, liabilities, damages or expenses (collectively "Claims") arising out of, or in any way relating to, the Services or Contractor's performance of this Agreement, including, but not limited to, claims for injuries to persons, or damages to property of any person or firm. Contractor's obligations under this Section shall survive the termination of this Agreement for any reason. Cascade agrees to give Contractor prompt notice of any such claim, demand or action and to the extent that Cascade is not adversely affected, cooperate fully with Contractor in defense or settlement thereof. Cascade shall have the right to select defense counsel in connection with any Claims.

15. Amendment. This Agreement shall not be amended except in writing subscribed to and signed by Cascade and Contractor.

16. Waiver. The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement

17. Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

18. Governing Law. This Agreement shall be governed and construed according to the laws of the State of Oregon.

19. Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service or hand delivery, addressed as follows:

Cascade

Contractor:	TRD Associates , LLC
22117 NE 80th St
Redmond WA 98053

Either party may change such addresses from time to time by providing notice as set forth above.

Exhibit A-Services

Contractor shall provide technical assistance, design, consultation, and review services as directed including but not limited to the following domains: power engineering, electronic design, component engineering, rnanufacturability, engineering process, documentation, quality systems, software systems design development and testing.

Exhibit B-Compensation

Contractor shall invoice for services rendered according to the following rate schedule:

Duration	Hourly	Daily	Weekly	Monthly
1 – 4 Days	$175	$1,400
1 – 3 weeks	$135	$1,080	$5,400
4 weeks – 2 mo.	$104	$832	$4,160	$18,027
>2 mo.	$80	$640	$3,200	$13,867

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

CASCADE WIND CORP:	/s/ Clayton S. Wood
By: Clayton S. Wood
Its: COO/President
Dated: 4-17-10

CONTRACTOR:	/s/Michael D Holder
[Print Name] Michael D Holder
Dated: 4-17-2010